Exhibit 99.1

Mercantile Bank Corporation Reports Third Quarter 2012 Results

Improved asset quality, increased profitability and declared quarterly dividend

GRAND RAPIDS, Mich., Oct. 16, 2012 – Mercantile Bank Corporation (NASDAQ: MBWM) (“Mercantile”) reported net income attributable to common shares of $2.6 million, or $0.30 per diluted share, for the third quarter of 2012, compared with net income attributable to common shares of $2.7 million, or $0.30 per diluted share, for the prior-year period. On a pre-tax basis, income was $3.9 million in the third quarter of 2012 compared to $3.0 million in the prior-year third quarter, an increase of 27.5 percent.

The third quarter was highlighted by:

•	Continued growth in profitability as asset quality continues to improve

•	Nonperforming assets declined 37 percent from a year ago and 69 percent since peak in early 2010

•	Level of loans in the 30- to 89-days delinquent category remains at virtually zero

•	Improvement in net interest margin from previous quarter and on year-over-year basis

•	Regulatory capital ratios remain significantly above minimum requirements for “well-capitalized” institutions

•	Reinstatement of a quarterly dividend at $0.09 per common share, or a current yield of approximately 2%

“We are pleased to report another quarter of solid earnings which marks seven consecutive quarters of profitability driven by continued improvements in several key areas,” said Michael Price, Chairman and CEO of Mercantile Bank Corporation. “Our strong earnings momentum and the work we have done to build our capital structure have positioned us for future growth. Our business model remains focused on achieving and maintaining excellent asset quality, continued improvement of profitability, protecting our margin and further strengthening of the balance sheet.”

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $13.6 million during the 2012 third quarter, down $0.5 million or 3.2 percent from the $14.1 million generated during the third quarter of 2011, primarily reflecting a reduction in earning assets. Net interest income was $11.6 million, down $0.7 million or 5.8 percent from the $12.3 million earned in the prior-year third quarter. The decrease in net interest income resulted from a 10.2 percent decline in average earning assets as part of management’s strategic initiative to reduce commercial real estate exposure and migrate certain high risk loans out of the loan portfolio. The net interest margin during the third quarter of 2012 was 3.67 percent, 17 basis points higher than the level during the third quarter of 2011 and well above the historical average level.

Noninterest income for the 2012 third quarter was $2.1 million, up $0.3 million or 14.0 percent from the comparable 2011 period. The increase in noninterest income primarily resulted from increased residential mortgage banking fee income and an increase in rental income on foreclosed properties.

Mercantile had a negative $0.4 million provision for loan losses during the third quarter of 2012 compared to a provision expense of $1.1 million for the year-ago quarter. The negative provision expense is the result of several factors, including continued progress towards loan recoveries and collections as well as a reduced level of loan-rating downgrades and ongoing loan-rating upgrades.

Noninterest expense for the 2012 third quarter was $10.2 million, up $0.2 million from the same period in 2011. Salaries and benefits totaled $4.8 million, up $0.2 million from the prior-year quarter, primarily reflecting expense associated with reinstating certain employee benefit programs that had been suspended or reduced in prior years. Costs associated with the administration and resolution of problem assets, including legal expenses, property tax payments, appraisal costs and write-downs on foreclosed properties, totaled $1.6 million during the third quarters of 2011 and 2012, reflecting the continuation of Mercantile’s aggressive approach to managing and resolving problem assets. Federal Deposit Insurance Corporation insurance premiums were $0.3 million in the third quarter of 2012, down $0.3 million from the 2011 third quarter, primarily resulting from a decreased assessment rate that reflects the Company’s improved financial condition and operating performance.

Mr. Price continued: “Our financial results reflect an aggressive stance toward right-sizing our operations and asset base to sustain our operating performance and increase profitability. Our enhanced financial condition and capital strength are serving us well as we continue on our path of disciplined growth for long-term performance.”

Balance Sheet

Mercantile has steadily reduced its exposure to loans secured by commercial real estate over the past several years. While the rate of decline has slowed as a slight improvement of economic conditions has led to increased lending opportunities, efforts to reduce certain segments of the commercial real estate portfolio continue. Despite competitive pressures and economic uncertainty that continue to negatively impact the loan portfolio, during the third quarter of 2012 approximately $20 million of new loans were originated. As of September 30, 2012, total assets were $1.39 billion, down $44.9 million or 3.1 percent from

December 31, 2011; total loans decreased $37.1 million, or 3.5 percent, to $1.04 billion over the same period. Compared to September 30, 2011, total assets declined $89.6 million, or 6.1 percent, and total loans declined $58.7 million, or 5.4 percent.

Real estate loans comprise a majority of Mercantile’s loan portfolio. At September 30, 2012, real estate loans, excluding residential mortgage loans representing permanent financing of owner-occupied dwellings and home equity lines of credit, were $674 million or approximately 65 percent of total loans, representing a decline of $68.2 million, or 9.2 percent, from $742 million, or 67.8 percent of total loans, at September 30, 2011.

Non-owner-occupied commercial real estate (“CRE”) loans totaled $333 million as of September 30, 2012 (32.2 percent of total loans), a decline of $63.9 million over the past 12 months. Owner-occupied CRE loans were $271 million at the end of the third quarter of 2012, an increase of $1.6 million from a year ago. Vacant land, land development and construction (“C&D”) loans, including both residential and commercial projects, totaled $62.5 million at September 30, 2012, down $4.9 million from a year ago. The commercial and industrial (“C&I”) segment of the loan portfolio was $272 million at September 30, 2012, an increase of $11.2 million since year-end 2011 and an increase of $14.7 million over the past 12 months. The average balance of commercial lines of credit has remained relatively stable since early 2011.

LOANS SECURED BY REAL ESTATE

($000s)	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Residential-Related:
Vacant Land	$6,042	$5,435	$5,591	$5,679	$5,673
Land Development	14,639	15,256	16,173	17,007	17,441
Construction	4,031	4,055	4,318	4,923	4,647

	24,712	24,746	26,082	27,609	27,761

Comm’l Non-Owner Occupied:
Vacant Land	8,793	8,827	9,255	10,555	11,082
Land Development	13,798	14,355	14,418	14,486	14,541
Construction	9,877	15,424	16,936	13,615	11,061
Commercial Buildings	333,407	350,762	357,128	376,805	397,279

	365,875	389,368	397,737	415,461	433,963

Comm’l Owner Occupied:
Construction	5,316	3,751	6,198	4,213	2,986
Other	6,617	6,811	7,246	7,445	7,591
Commercial Buildings	271,364	281,519	273,376	268,479	269,776

	283,297	292,081	286,820	280,137	280,353

Total	$673,884	$706,195	$710,639	$723,207	$742,077

Note —	Excludes residential mortgage loans representing permanent financing of owner occupied dwellings and home equity lines of credit.

Since December 2008, Mercantile has focused on improving liquidity by reducing wholesale funding and growing local deposits, especially interest-bearing checking and money market deposit accounts. As of September 30, 2012, total deposits were $1.11 billion, a decline of $492 million since year-end 2008. By comparison, local deposits increased $357 million to $827 million since year-end 2008, representing 74.7 percent of total deposits compared to 29.4 percent at December 31, 2008. Approximately 72 percent, or $257 million, of local deposit growth since year-end 2008 occurred in the interest-bearing checking and money market deposit account categories, while DDA checking accounted for $56.2 million, or about 16 percent of total growth. Growth in local deposits was driven primarily by the introduction of innovative new products, various deposit-gathering initiatives, enhanced advertising and branding campaigns, and transfers from maturing time deposit accounts.

Wholesale funds were $315 million, or 26.2 percent of total funds, as of September 30, 2012, compared to $1.41 billion, or 71.5 percent of total funds, as of December 31, 2008. The $1.10 billion decline in wholesale funding since the end of 2008 reflects both the shift toward local deposits, as well as an $822 million decline in total loans. This strategy has allowed Mercantile to reduce brokered deposits and Federal Home Loan Bank advances as they matured since year-end 2008.

Short-term investments, consisting of federal funds sold and interest-bearing bank deposits, averaged $83.4 million during the third quarter of 2012. In addition to its short-term investments, at the end of the third quarter of 2012, Mercantile had approximately $150 million of borrowing capacity through various established lines of credit to meet potential funding needs, as well as $36.0 million of U.S. Government securities available to sell.

Asset Quality

Nonperforming assets (“NPAs”) at September 30, 2012 were $35.9 million, or 2.6 percent of total assets, compared to $60.4 million as of December 31, 2011, and $56.8 million as of September 30, 2011 (4.2 percent and 3.8 percent of total assets, respectively). This represents a decline of $24.4 million or 40.4 percent from the end of 2011, and a decline of $20.9 million or 36.8 percent from the year-ago quarter-end.

Robert B. Kaminski, Jr., Mercantile’s Executive Vice President and Chief Operating Officer, noted: “We are pleased with the continued improvement in our asset quality. During the third quarter, we witnessed a further contraction of nonperforming assets which was driven by a decline in nonperforming loans, and our 30-to 89-day delinquent loans remain virtually at zero. While we continue to dedicate resources towards moving our troubled assets off the balance sheet, we are encouraged by our progress thus far and the position it has afforded us as we face growing competition in our markets. Despite these competitive pressures in our markets, we are benefiting from our robust sales programs and marketing initiatives as evidenced by our strong commercial loan pipeline. Going forward, we will continue to leverage our relationship-based approach towards client acquisition to drive sustainable growth in our markets.”

Nonperforming loans (“NPLs”) totaled $24.8 million as of September 30, 2012, down $3.7 million and $14.8 million, respectively, from the linked quarter-end and the year-ago quarter-end, while foreclosed real estate and repossessed assets declined $0.4 million and $6.1 million, respectively, from the linked and year-ago quarter-ends. CRE loans represented 62.5 percent of NPLs, or $15.5 million at September 30, 2012. Investor-owned nonperforming CRE loans accounted for $11.2 million of total CRE nonperforming loans (3.4 percent of $333 million investor-owned CRE loans), while owner-occupied CRE nonperforming loans accounted for $4.2 million (1.6 percent of $271 million owner-occupied CRE loans).

Nonperforming C&D loans were $3.0 million as of September 30, 2012, a decrease of $0.3 million since the year-ago quarter-end. Nonperforming C&I loans were $1.4 million as of September 30, 2012, a decline of $2.5 million since September 30, 2011. Owner-occupied and rental residential NPLs were $5.0 million as of September 30, 2012, down $2.4 million since the year-ago quarter-end.

NONPERFORMING ASSETS

($000s)	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Residential Real Estate:
Land Development	$3,318	$3,946	$3,762	$5,479	$8,139
Construction	645	965	1,242	1,397	1,418
Owner Occupied / Rental	5,426	5,982	6,437	7,138	7,737

	9,389	10,893	11,441	14,014	17,294

Commercial Real Estate:
Land Development	1,158	1,174	1,531	2,111	1,885
Construction	0	0	403	409	0
Owner Occupied	6,395	6,850	7,687	10,642	11,287
Non-Owner Occupied	17,613	19,386	28,954	30,106	22,435

	25,166	27,410	38,575	43,268	35,607

Non-Real Estate:
Commercial Assets	1,386	1,765	2,144	3,060	3,897
Consumer Assets	1	1	14	14	29

	1,387	1,766	2,158	3,074	3,926

Total	$35,942	$40,069	$52,174	$60,356	$56,827

During the third quarter of 2012, Mercantile added only $0.2 million of NPAs to its problem asset portfolio, while disposing of $4.3 million through a combination of asset sales and principal pay-downs ($2.4 million), loan charge-offs ($1.0 million), and foreclosed asset valuation write-downs ($0.9 million). In total, NPAs decreased by a net $4.1 million during the third quarter of 2012.

Improvement in asset quality is also apparent on a full-year basis. During the 12-month period ended September 30, 2012, Mercantile added $23.3 million of problem assets to its

NPA portfolio, successfully disposed of $36.1 million, and charged off or wrote down an additional $8.1 million. In total, NPAs declined by a net $20.9 million since September 30, 2011.

NONPERFORMING ASSETS RECONCILIATION

($000s)	3Q 2012	2Q 2012	1Q 2012	4Q 2011	3Q 2011

Beginning balance	$40,069	$52,174	$60,356	$56,827	$61,895
Additions	158	3,306	9,651	10,188	3,740
Returns to performing status	0	0	(737)	0	0
Principal payments	(1,245)	(11,357)	(5,533)	(2,115)	(5,058)
Sale proceeds	(1,190)	(1,586)	(9,282)	(3,038)	(2,670)
Loan charge-offs	(1,003)	(1,337)	(1,691)	(890)	(476)
Valuation write-downs	(847)	(1,131)	(590)	(616)	(604)

Total	$35,942	$40,069	$52,174	$60,356	$56,827

Net loan charge-offs were $1.5 million during the third quarter of 2012, or an annualized 0.6 percent of average loans, compared with net loan recoveries of $1.7 million (negative 0.7 percent annualized) and net loan charge-offs of $0.5 million (0.2 percent annualized) for the linked and prior-year quarters, respectively. Approximately 90 percent of the gross loan charge-offs during the third quarter of 2012 were specifically reserved for as of June 30, 2012.

NET LOAN CHARGE-OFFS (RECOVERIES)

($000s)	3Q 2012	2Q 2012	1Q 2012	4Q 2011	3Q 2011
Residential Real Estate:
Land Development	$77	$(110)	$38	$15	$135
Construction	0	10	0	(90)	(11)
Owner Occupied / Rental	166	50	237	1,176	(187)

	243	(50)	275	1,101	(63)

Commercial Real Estate:
Land Development	16	(7)	103	(75)	47
Construction	0	0	0	0	0
Owner Occupied	86	(164)	793	68	(18)
Non-Owner Occupied	1,317	(1,525)	4,341	4,060	639

	1,419	(1,696)	5,237	4,053	668

Non-Real Estate:
Commercial Assets	(148)	(14)	81	(435)	(162)
Consumer Assets	13	14	(4)	0	26

	(135)	0	77	(435)	(136)

Total	$1,527	$(1,746)	$5,589	$4,719	$469

Capital Position

Shareholders’ equity totaled $145 million as of September 30, 2012, a decrease of $20.4 million from December 31, 2011. During the second quarter of 2012, Mercantile repurchased the entire $21.0 million of preferred stock that was sold to the U.S. Department of the Treasury on May 15, 2009. On July 3, 2012 Mercantile repurchased, for $7.5 million, the warrant it sold to the U.S. Department of the Treasury on May 15, 2009. The warrant provided for the purchase of 616,438 shares of Mercantile common stock at a price of $5.11 per share. To fund the repurchases, the Bank paid cash dividends to the Company in approximately the same amounts. The Bank remains “well-capitalized” with a total risk-based capital ratio of 14.5 percent as of September 30, 2012, compared to 15.5 percent at December 31, 2011. At September 30, 2012, the Bank had approximately $53.0 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 8,635,070 total shares outstanding at September 30, 2012.

Reflecting the repurchase of the preferred stock and warrant that were sold to the U.S. Department of the Treasury, together with the continued strength of Mercantile’s operating performance and capital position, the Board of Directors declared a fourth quarter dividend of $0.09 per common share. This is the first dividend paid since a reduced dividend of $0.01 per share was paid in the first quarter of 2010.

Mr. Price concluded: “Throughout the economic downturn our priority has always remained to enhance our capital position while increasing value for our shareholders. Our sustained earnings growth and improved financial condition have brought us to yet another milestone, which is the Board of Directors’ approval of the reinstatement of our quarterly dividend at the $0.09 per share level. We are pleased to reward our shareholders and distribute competitive cash returns in the form of dividends.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses, individuals and governmental units, the Bank differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has seven full-service banking offices in Grand Rapids, Holland and Lansing, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com

MERCANTILE BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30, 2012	DECEMBER 31, 2011	SEPTEMBER 30, 2011
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and due from banks	$15,311,000	$12,402,000	$18,890,000
Interest-bearing deposit balances	10,672,000	9,641,000	9,630,000
Federal funds sold	78,012,000	54,329,000	97,183,000

Total cash and cash equivalents	103,995,000	76,372,000	125,703,000

Securities available for sale	135,660,000	172,992,000	173,134,000
Federal Home Loan Bank stock	11,961,000	11,961,000	11,961,000

Loans	1,035,288,000	1,072,422,000	1,094,037,000
Allowance for loan losses	(27,762,000)	(36,532,000)	(39,351,000)

Loans, net	1,007,526,000	1,035,890,000	1,054,686,000

Premises and equipment, net	26,100,000	26,802,000	26,865,000
Bank owned life insurance	49,690,000	48,520,000	48,083,000
Accrued interest receivable	3,939,000	4,403,000	4,887,000
Other real estate owned and repossessed assets	11,160,000	15,282,000	17,287,000
Net deferred tax asset	22,801,000	26,013,000	0
Other assets	15,532,000	14,994,000	15,379,000

Total assets	$1,388,364,000	$1,433,229,000	$1,477,985,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$166,890,000	$147,031,000	$144,022,000
Interest-bearing	940,676,000	965,044,000	1,041,311,000

Total deposits	1,107,566,000	1,112,075,000	1,185,333,000

Securities sold under agreements to repurchase	60,031,000	72,569,000	69,340,000
Federal Home Loan Bank advances	35,000,000	45,000,000	45,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	1,433,000	1,434,000	1,714,000
Accrued interest and other liabilities	6,786,000	4,162,000	6,875,000

Total liabilities	1,243,806,000	1,268,230,000	1,341,252,000

SHAREHOLDERS’ EQUITY
Preferred stock, net of discount	0	20,331,000	20,266,000
Common stock	166,728,000	173,979,000	173,972,000
Retained earnings (deficit)	(24,183,000)	(32,639,000)	(62,630,000)
Accumulated other comprehensive income	2,013,000	3,328,000	5,125,000

Total shareholders’ equity	144,558,000	164,999,000	136,733,000

Total liabilities and shareholders’ equity	$1,388,364,000	$1,433,229,000	$1,477,985,000

MERCANTILE BANK CORPORATION

CONSOLIDATED REPORTS OF OPERATIONS

	THREE MONTHS ENDED September 30, 2012	THREE MONTHS ENDED September 30, 2011	NINE MONTHS ENDED September 30, 2012	NINE MONTHS ENDED September 30, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans, including fees	$13,386,000	$14,951,000	$40,653,000	$47,854,000
Investment securities	1,328,000	2,027,000	4,460,000	6,653,000
Federal funds sold	46,000	60,000	116,000	138,000
Interest-bearing deposit balances	8,000	6,000	22,000	18,000

Total interest income	14,768,000	17,044,000	45,251,000	54,663,000

INTEREST EXPENSE
Deposits	2,728,000	4,040,000	8,581,000	13,007,000
Short-term borrowings	39,000	73,000	130,000	350,000
Federal Home Loan Bank advances	183,000	410,000	871,000	1,622,000
Other borrowed money	234,000	226,000	705,000	782,000

Total interest expense	3,184,000	4,749,000	10,287,000	15,761,000

Net interest income	11,584,000	12,295,000	34,964,000	38,902,000

Provision for loan losses	(400,000)	1,100,000	(3,400,000)	5,000,000

Net interest income after provision for loan losses	11,984,000	11,195,000	38,364,000	33,902,000

NONINTEREST INCOME
Service charges on accounts	378,000	405,000	1,142,000	1,228,000
Other income	1,679,000	1,399,000	4,789,000	4,031,000

Total noninterest income	2,057,000	1,804,000	5,931,000	5,259,000

NONINTEREST EXPENSE
Salaries and benefits	4,849,000	4,636,000	14,394,000	13,371,000
Occupancy	598,000	707,000	1,947,000	2,116,000
Furniture and equipment	282,000	305,000	888,000	912,000
Nonperforming asset costs	1,576,000	1,589,000	4,931,000	6,637,000
FDIC insurance costs	294,000	639,000	894,000	2,274,000
Other expense	2,586,000	2,099,000	7,389,000	6,689,000

Total noninterest expense	10,185,000	9,975,000	30,443,000	31,999,000

Income before federal income tax expense	3,856,000	3,024,000	13,852,000	7,162,000

Federal income tax expense	1,240,000	0	4,365,000	0

Net income	2,616,000	3,024,000	9,487,000	7,162,000

Preferred stock dividends and accretion	0	342,000	1,030,000	1,011,000

Net income attributable to common shares	$2,616,000	$2,682,000	$8,457,000	$6,151,000

Basic earnings per share	$0.30	$0.31	$0.98	$0.72
Diluted earnings per share	$0.30	$0.30	$0.95	$0.69

Average basic shares outstanding	8,622,719	8,604,263	8,612,831	8,602,654
Average diluted shares outstanding	8,653,751	8,868,122	8,896,728	8,875,025

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2012 3rd Qtr	2012 2nd Qtr	2012 1st Qtr	2011 4th Qtr	2011 3rd Qtr	2012	2011

EARNINGS
Net interest income	$11,584	11,511	11,869	12,335	12,295	34,964	38,902
Provision for loan losses	$(400)	(3,000)	0	1,900	1,100	(3,400)	5,000
Noninterest income	$2,057	1,940	1,934	2,023	1,804	5,931	5,259
Noninterest expense	$10,185	10,604	9,654	9,497	9,975	30,443	31,999
Net income before federal income tax expense	$3,856	5,847	4,149	2,961	3,024	13,852	7,162
Net income	$2,616	3,991	2,880	30,322	3,024	9,487	7,162
Net income common shares	$2,616	3,288	2,552	29,991	2,682	8,457	6,151
Basic earnings per share	$0.30	0.38	0.30	3.49	0.31	0.98	0.72
Diluted earnings per share	$0.30	0.36	0.28	3.37	0.30	0.95	0.69
Average basic shares outstanding	8,622,719	8,610,181	8,605,484	8,604,240	8,604,263	8,612,831	8,602,654
Average diluted shares outstanding	8,653,751	9,043,791	8,991,422	8,888,900	8,868,122	8,896,728	8,875,025

PERFORMANCE RATIOS
Return on average assets	0.75%	0.94%	0.73%	8.22%	0.71%	0.80%	0.53%
Return on average equity	7.19%	8.46%	6.14%	85.19%	7.89%	7.24%	6.32%
Net interest margin (fully tax-equivalent)	3.67%	3.63%	3.73%	3.65%	3.50%	3.67%	3.58%
Efficiency ratio	74.66%	78.83%	69.94%	66.14%	70.75%	74.44%	72.46%
Full-time equivalent employees	230	231	225	232	237	230	237

CAPITAL
Period-ending equity to assets	10.41%	10.80%	11.92%	11.51%	9.25%	10.41%	9.25%
Tier 1 leverage capital ratio	11.40%	11.42%	12.66%	12.09%	10.87%	11.40%	10.87%
Tier 1 risk-based capital ratio	13.34%	13.33%	14.87%	14.19%	13.24%	13.34%	13.24%
Total risk-based capital ratio	14.61%	14.59%	16.14%	15.46%	14.51%	14.61%	14.51%
Book value per common share	$16.74	17.38	16.97	16.73	13.45	16.74	13.45
Cash dividend per common share	$0.00	0.00	0.00	0.00	0.00	0.00	0.00

ASSET QUALITY
Gross loan charge-offs	$1,891	1,708	7,576	5,791	1,342	11,175	14,106
Net loan charge-offs	$1,527	(1,746)	5,589	4,719	469	5,370	11,017
Net loan charge-offs to average loans	0.58%	(0.66%)	2.10%	1.75%	0.17%	0.68%	1.25%
Allowance for loan losses	$27,762	29,689	30,943	36,532	39,351	27,762	39,351
Allowance for loan losses to total loans	2.68%	2.80%	2.94%	3.41%	3.60%	2.68%	3.60%
Nonperforming loans	$24,782	28,524	38,668	45,074	39,540	24,782	39,540
Other real estate and repossessed assets	$11,160	11,545	13,506	15,282	17,287	11,160	17,287
Nonperforming assets to total assets	2.59%	2.89%	3.72%	4.21%	3.84%	2.59%	3.84%

END OF PERIOD BALANCES
Loans	$1,035,288	1,060,996	1,051,674	1,072,422	1,094,037	1,035,288	1,094,037
Total earning assets (before allowance)	$1,271,593	1,264,609	1,284,982	1,321,345	1,385,945	1,271,593	1,385,945
Total assets	$1,388,364	1,385,245	1,401,596	1,433,229	1,477,985	1,388,364	1,477,985
Deposits	$1,107,566	1,105,630	1,093,434	1,112,075	1,185,333	1,107,566	1,185,333
Shareholders’ equity	$144,558	149,662	167,084	164,999	136,733	144,558	136,733

AVERAGE BALANCES
Loans	$1,042,370	1,067,933	1,065,285	1,072,851	1,111,184	1,058,470	1,174,223
Total earning assets (before allowance)	$1,269,836	1,290,066	1,294,380	1,358,585	1,414,722	1,284,706	1,472,095
Total assets	$1,387,519	1,407,400	1,409,953	1,448,000	1,504,640	1,401,572	1,557,717
Deposits	$1,109,817	1,109,160	1,095,147	1,152,001	1,211,863	1,104,739	1,241,575
Shareholders’ equity	$144,251	155,931	166,846	139,676	134,862	155,634	130,203